This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

DOBSON COMMUNICATION
Moderator: Warren Henry
May 8, 2007
9:00 a.m. CT
Operator: Good day everyone and welcome to the Dobson Communications First Quarter 2007 Earnings Results Conference Call. Today’s call is being recorded.
For opening remarks and introductions, I would like to turn the conference over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.
Warren Henry: Good morning. Today’s call will contain forward-looking statements within the meaning of the Private Securities, Litigation, and Reform Act of 1995. These include but are not limited to statements regarding the company’s plans and expectations.
Such statements are inherently subject to a variety of risks and uncertainties and actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in our reports filed with the Securities and Exchange Commission, including our Annual Report on form 10K and our 10Q, which we plan to file soon.
Given these concerns, investors should not place undue reliance on forward-looking statements.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

With that, I’ll turn the call over to Steve Dussek, CEO and President, Dobson Communications.
Steve Dussek: Thank you, Warren. Good morning to all of you who have joined us for today’s call. Joining me today are our Chairman, Everett Dobson, and our Chief Financial Officer Bruce Knooihuizen. All of us will be available for Q and A after our brief remarks.
Yesterday afternoon, we announced another solid quarter of operating results. The highlights of the first quarter of 2007 were strong revenue growth, record setting RPU and continued growth in both EBITDA and EBITDA margins. We also produced strong subscriber base growth in what is typically ((inaudible)) slower quarter.
Our subscriber base grew by 9,900 net ads with the very important post paid portion achieving even stronger growth with 12,900 net ads. As we stated in our press release, our first quarter results were an excellent start toward achieving our operating goals of 2007 and further enhancing the values of our shareholders investment in Dobson.
I’d like to spend a few moments looking at the numbers in more detail. Service revenue increased 17.5 percent to $253.9 million in the first quarter of 2007 compared with $216.1 million in the first quarter of 2006.
Roaming revenue was $62 million in the first quarter of 2007, an increase of 13.1 percent over roaming revenues of $54.8 million during the first quarter of 2006. Roaming minutes of use totaled 670 million for the first quarter of 2007, an 18.3 percent increase over roaming minutes in the first quarter of 2006.
The roaming yield was 9.3 cents for the first quarter of 2007, which includes the expected contractual step-down in rates at the beginning of January. Average revenue per unit, or RPU,

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

was $50.73 for the first quarter of 2007, an increase of almost $4 from the RPU in the first quarter of 2006.
This performance represents the first quarter of $50 plus RPU in our history. To put this RPU growth into clear context, we only need to look at the second quarter of 2004 when we launched the GSM network.
In that very first quarter of selling GSM calling plans, we generated RPU of $40.03. Since that time, we have grown RPU by $10.70, a gain of 27 percent. We believe this points to a successful execution of our growth plan during that time frame.
We have transitioned our customer base to higher value GSM calling plans that are generating strong growth in subscribers, revenue, and both EBITDA and EBITDA margins. Data was once again a primary driver in growing our RPU during the quarter.
Data revenue contributed $5.73 in RPU compared with $5.11 in the fourth quarter of 2006 and $3.16 in the first quarter of last year. We expect data RPU to continue growing as we strengthen our data platform, add new services, and sell more data-capable smart phones.
The universal service fund portion of our RPU remained relatively unchanged from the preceding quarter. Obviously, the recent recommended decision from the joint board of a cap being imposed on wireless and ((inaudible)) carriers has raised questions regarding the impact to our funding levels.
While there are many points of clarification needed, we do know the following. One, this is an interim proposal. Two, it established funding caps by state. And three, new applications will be accepted during this interim period.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Our initial review suggests that there would be minimal impact on us and this recommended decision does not cause us to change our previously released 2007 guidance. Bruce will talk at greater length about the expense side of the business, but I do want to highlight the increasingly significant operating efficiencies that we are generating in our business.
Along with a strong revenue growth, we saw strong growth in EBITDA in the quarter and a 250 basis point increase in EBITDA margin over the same period last year. EBITDA was 116 million of the first quarter of 2007 which represents a 25.4 percent over EBITDA for the first quarter of 2006.
EBITDA margin was 34.7 percent in the quarter, compared with 32.2 percent for the first quarter of 2006. We believe that the strong operating performance in the first quarter is a clear result of our team’s consistently executing our well-designed growth plan.
Our goal is to produce strong, sustained profitable growth based on four competitive strengths. First, the best in market network performance. Second, high quality, responsive service at all touch points with our customers. Third, clearly differentiated plans and products that generate traffic to our stores and provide value to our customers, and fourth, strong channels of distribution.
Let’s talk about the network performance for just a moment. In 2006 we added 287 sales sites to the Dobson network, apart from many of our acquisitions. The resulting improvements in coverage, capacity and quality of service contributed directly to higher service levels and customer loyalty.
Customer satisfaction scores at yearend 2006 were significantly higher across the board. And during the past year we have reduced postpaid-turn to the sub two-percent level, and it has remained there.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

In 2007, we are stepping our network focus to another level, accelerating the deployment of new sales sites with our network fast track initiative. This initiative is designed to deploy 70 percent of our annual build land within the first half of the year to help maximize the customer benefits as early in the year as possible.
I’m happy to say that in the first quarter of 2007 we added 92 sales sites, and we are scheduled to add another 122 in the second quarter. Strengthening our network immediately impacts the user experience and helps us achieve some of the best network performance statistics in the industry.
While the industry standards for blocked calls and dropped calls are in the two-percent range, our customers have been experiencing less than one percent drop and block calls. This is one way that we define best in market network performance, and we believe that the resulting positive customer experience is the most critical factor in reducing postpaid turn.
Aside from the positive impact network quality has on customer satisfaction, it also creates a high level of competence and enthusiasm throughout our marketing, sales and customer care teams. They find it much easier to compete effectively when they have such high confidence in our excellent network performance.
We produced 132,700 gross ads during the first quarter of 2007, which is almost a six percent increase over gross ads in the first quarter of 2006. As was highlighted in our press release, our postpaid gross ads were even stronger as we generated 94,300 postpaid gross ads. This represents an increase of 11.2 percent from the first quarter of 2006, and was just slightly below the 95,000 postpaid gross ads generated in the strong fourth quarter of last year.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Statewide unlimited plans continue to drive store traffic and create selling opportunities. These plans represented approximately 30 percent of our gross ads in the quarter. Customer traffic is also being driven by the introduction of new handsets such as the Blackberry Pro, which we launched in late March.
Our handset management team is doing a great job of bring new handsets into our lineup that until recently were exclusive to larger urban markets. The higher customer satisfaction levels also translated into low turn in the quarter. Postpaid turn was 1.86 percent, compared with 1.84 percent in the fourth quarter and 2.08 percent in the first quarter of 2006.
As we noted, we kept turn low, despite terminating the accounts of 4,350 unprofitable customers whose off-net roaming usage was excessive. These disconnects were split roughly 50-50 between statewide unlimited and nationwide postpaid accounts.
As we’ve discussed several times on previous conference calls, our contracts stipulate that customers with abnormal off-network usage are subject to pricing changes or service termination.
With the new calling plans that we’ve implemented in the past year, we wanted to see their impact on in-collect over an extended period. We will continue monitoring usage at the customer level to minimize the impact of off-network usage. And we don’t expect terminations of this magnitude to be routine.
We are very pleased with our customer growth of 9,900 net ads in what is typically the slowest quarter from a seasonal perspective. Without the 4,350 disconnects that we initiated, we actually would have generated over 14,000 net subscriber additions in the first quarter.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Adding that same 4,350 to our postpaid net ads would have resulted in more than 17,000 postpaid net ads. To put this all in perspective on the postpaid side, we generated a comparative 15,100 postpaid net ads in the very strong fourth quarter of 2006.
We are very pleased with the continued strong growth in our high value postpaid business. Pre-paid subscribers increased by 1,200 in the first quarter of 2007, compared with 6,300 in the first quarter of 2006.
We again saw a reduction in our resaler base in the first quarter of 2007, but we expect that (Trackphone) will begin selling GSM handsets in our markets over the next week under the new agreement we signed late last year.
The transition of our subscriber base to GSM continued in the first quarter. This transition is now larger driven by GSM sales, but we did see 14,900 TDMA customers migrate to GSM during the quarter. As of March 31st, 91.5 percent of our total base and 95.2 percent of our postpaid base were on GSM calling plans.
Finally, the first quarter of 2007 was marked by another significant achievement. We completed the refinancing of the majority of American cellular debt, which substantially lowers our cost of debt going forward. Bruce will provide more color in his comments.
With that, let me now turn the call over to Bruce.
Bruce Knooihuizen: Thank you, Steve. Trying not to repeat comments that Steve has already touched upon, I will not reiterate our gains and revenue in subscriber generation, and will instead focus on our continued success at controlling expenses. I will also briefly talk about our refinancing of the American cellular debt as well as capital expenditures and our liquidity position.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Steve mentioned our improvements in our EBITDA margin. Those certainly can be partially attributed to our increasing our ((inaudible)) and our growing subscriber base, but taking advantage of opportunities to reduce unit costs also had a positive impact on our EBITDA.
On a reported basis, cost-to-service increased from $76.1 million in the first quarter 2006 to $93.2 million in the most recent quarter. Yet sequentially cost service actually declined from $94.6 million in the fourth quarter.
The current quarter includes $4.5 million associated with the four acquisitions we made last year that would not be reflected in the Q1 number from last year. Thus, excluding these costs, are cost-to-service increased $12.6 million, or approximately 16.5 percent at a time when usage in our network increased by over 18 percent.
Sequentially from the fourth quarter of 2006 we actually saw a decline in the cost of service of $1.4 million. The in collect portion of cost of service increased slightly to $25.7 million from $24.2 million in the fourth quarter 2006, as our customers averaged about 88 minutes of off network usage as compared to 86 minutes in the fourth quarter.
We continue to see the rate of growth in Dobson customers off network usage slowing on a year over year basis as we near the end of the GSM transition. The growth and in collect cost was more than offset by reduction in the cost of operating our own network. Despite the total network usage increasing slightly between these two quarters, network operating cost fell to $67.5 from $70.4 million in the fourth quarter.
This reduction was achieved through a variety of efforts including lowering negotiated toll rates, TDMA network optimization and other network costs control initiatives. Marketing and selling expense was $42.8 million for the first quarter of 2007, a decrease of $1 million from the fourth quarter of 2006. But $3.7 million higher than the first quarter 2006.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

In both cases this correlates to changes in post paid gross ad. Post paid gross ads in the first quarter of 2007 were slightly lower than the fourth quarter last year from 11.2 percent higher than post paid gross in the first quarter of 2006. At $452 our cost per gross ad was in line with the first quarter of 2006 and up slightly from the fourth quarter.
If one were to look at cost as a function of just the pre and post paid gross additions, excluding re-sale lines, we actually saw a decline of almost $50 per gross ad as compared to Q1 of 2006. Our handset subsidy continues to run in low $80 range on average.
General and administrative cost were $48.6 million in the first quarter of this year which was $1.2 million more than the same period last year, but down $800,000 from the fourth quarter. As with cost of service, the first quarter G&A last year did not include the incremental cost associated with our acquisitions which by itself accounted for more than the year or year increase in G&A.
As compared to the fourth quarter, the $800,000 savings is primarily due to our continued in reductions in bad debt. Summarizing, our revenue increased year over year by approximately $46.8 million. While over the same period our costs increased by $23.3 million. So roughly 50 percent of our incremental revenue flowed through to EBITDA.
Backing out the impact in the first quarter 2007 of our acquisitions, our revenue increased by $34.6 million versus an increase in operating expenses of only $13.2 million, this results in us delivering $21.4 million or over 61 percent of our incremental revenue ex acquisitions to EBITDA.
For the first quarter of 2007 our income statement is reflecting a loss applicable to common stock holders of $32.6 million which calculates to a 19 cent loss applicable to common shareholders. Included in our loss is a cost of $57.5 million associated with the refinancing of most of our debt at our American Cellular subsidiary.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Without this transaction, we would have shown a small amount of income and positive earnings per share of a few cents. In March we refinanced $900 million of debt at American Cellular with the bank facility which priced at LIBOR plus 200 basis points.
Today that rate is approximately 7.3 percent. We took out all the previous bank debt that was priced LIBOR plus 225 basis points and $714 million of our ten percent senior notes. All in we expect to see roughly $16 million in annualized interest savings. Our overall cost of debt declined from approximately 8.8 percent to 8.1 percent as a result of the refinancing.
In the first quarter we spent $35.8 million in capital expenditures. Of this $21.6 million was spent at Dobson Cellular Systems and $14.2 million were spent at American Cellular. We are on track and continue to believe we will spend approximately $155 million on capital expenditures for the year consistent with our guidance from our last conference call.
Our guidance in all other areas also remains intact. We reiterate the 2000 guidance that we provided on our February earnings conference call. Finally from a liquidity perspective, we ended the first quarter $148.4 million in cash. In addition to that we still have the full $75 million revolver at Dobson Cellular System.
And both the $75 million revolver and $75 million delayed draw term loan available at American Cellular. Including the cash on hand at the end of the quarter, our net debt leverage ratio was 5.4 times. Including our series F preferred stock, our net leverage ratio was 5.7 times at the end of the first quarter.
We are pleased with our success in reducing both our net leverage and cost of debt and remain focused on achieving further reductions in both. On a more personal note, we were deeply saddened by the recent and unexpected death of our Treasure, Richard Sewell. Those of you

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

who had the chance to meet and work with Richard knew him to be a very hard working principled person.
Just a terrific person, all of us will miss him dearly. We here at Dobson are very thankful for your condolences these past two weeks and appreciate your keeping Richard’s family in your thoughts and prayers.
In the interim, I with the help of my organization will assume Richard’s responsibilities. I would now like to turn the call back to Steve for some brief closing comments.
Steve Dussek: Thanks Bruce. We were very pleased with our results for the first quarter of 2007 and with the continued progress that we made in key areas of the business and our operating metrics. As I said earlier, we believe the first quarter’s results position us very well to achieve our goals for the year, but beyond that, to capitalize on our strategic growth potential over the next several years.
Dobson now has strategic assets and capabilities in place to increase market penetration, to grow EBITDA, margins, pre-cash flow, and to build significant additional shareholder value in the years ahead. As please as we are with our progress to date, our focus is on the long term growth opportunities that we now have ahead of us. With these capabilities in place, Dobson expects to generate consistent quarterly subscriber growth in all of our markets and customer segments.
While wireless customer penetration in the United States is about 75 percent, Dobson’s markets are closer to 55 to 60 percent penetrated. Our overall market penetration was 13.2 percent at the end of the first quarter so we have an excellent base from which to grow.
We are typically number one or number two in market share in under penetrated markets that have substantial growth potential, especially as new data services and products are introduced.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Finally, we stand in the five to six competitors you find in a typical urban market, we generally have on average four providers in most of our markets, including Dobson. In Alaska, we are the wireless leader in what is in essence a two competitor market.
We believe that our competitive environment coupled with our operating strengths positions us well for consistent customer growth.
Aside from improving sales we are confident that we can continue to improve the customer’s overall experience with us and as a result see some improvement in today’s sub-two percent postpaid churn.
As I said earlier, with best in market networks, strong leadership and improved customer care processes in place, we have every reason to expect further improvement in churn. We have strong complimentary relationships with our national GSM counterparts, AT&T and T-Mobile USA.
Dobson is the third largest GSM provider in the United States. Thus we are positioned today to be a long-term, strategically relevant GSM operator nationwide. Our networks are strategic to our GSM roaming partners in terms of geography, technology and the positive quality experience Dobson networks provide to our roaming partner’s customers.
Because of the foundation that we have laid, we are confident that we could expand into new markets in the future and operate with greater scale. We made several key acquisitions last year that have been integrated very efficiently.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

We continue to look at attractive acquisition candidates but also at markets where we bought AWS Spectrum. We owed at least 20 Megahertz of AWS Spectrum over 10.8 million adjacent pops in our markets adjacent to our current footprint.
We think that this spectrum is best suited for a 3G build that would be very complimentary to others on the same technology path including AT&T and T-Mobile. We will continue to evaluate the growth of 3G in the Untied States and expect that our deployment would begin no earlier than sometime next year.
We believe there is room for improvement in our operating margins as pleased as we are with the gains made in recent quarters. We expect revenue to continue to continue to grow based on our expanding customer base and additional increases in our build.
We expect to see higher margins as we decommission our TDMA and analog networks and concentrate on growing our core GSM business as officially as possible. Over the next several years, we believe we can move even the margins closer to the 40 percent mark.
Finally, while we have consistently reduced our average cost of debt to 8.1 percent at the end of the first quarter, we are looking to strengthen our balance sheet further to generate additional free cash flow growth.
If capital markets remain fairly stable over the next several years, we expect to continue reducing our average cost of debt.
In summary, our vision for Dobson Communications is very positive and bright as we capitalize on our growth potential and as additional opportunities flow from the growth of the U.S. wireless industry. We are very thankful for the confidence demonstrated by our investors and we are focused on generating additional value as we move forward.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Thank you and with that I would like to turn the call back to the operator for questions.
Operator: Thank you sir. The question and answer session today will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure that your mute function is disabled to allow your signal to reach our equipment. We’ll take as many questions as time permits and proceed in the order that you signal. Once again, that’s star one at this time if you would like to ask a question. We’ll pause for just a moment to allow everyone a chance to signal.
And we’ll take our first question from Ric Prentiss with Raymond James. Please go ahead.
Ric Prentiss: Yes, good morning guys.
Male: Good morning.
Ric Prentiss: I guess a couple years ago people would’ve thought that ring tone Mission Impossible was what you were looking forward to with improving your business but not so.
Male: Thank you, Rick.
Ric Prentiss: Yes. Thanks for the update on margins and churn and EBITDA margins as far as where they might head. If we look at the first quarter results, can you talk to us a little bit about the postpaid edge? You mentioned how you don’t think it will continue. The high-roaming customers to churn off at the rate you saw.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Do you think they’ll always have a slight hit from that though as you look forward or should we expect that to get back to neutral? And on the prepaid side, obviously we like postpaid better but on the prepaid side, very light for the first quarter which is seasonally strong. Update us a little bit about what happened there. And the reseller, I think you said TracFone, fixed next week, huh?
Male: Yes. That’s what we expect. Now let me, let me hit the postpaid adds as relative to the, I think it was around the unprofitable disconnect question. You know, that process, Ric, quite frankly, we have always looked at our customer base and looked for the abusive you know high usage roamers and have taken those off periodically through the course of time.
You know, when we launched our statewide plans back in early ‘06, we wanted to have a period of time where we could look at what the impact was going to be from those customers relative to roaming. So we gave them you know roughly a six to eight month burn in period which takes about the time to take to determine what their usage pattern’s going to be.
So we, you know we did the, you know this start of the year reconciliation if you will and quite frankly the important aspect of this to remember is these are unprofitable customers. They’re people that quite frankly we, you know, costing us money so that’s the reason we take them off.
But I mean going forward we’ll continue our process of looking at these on a regular basis and taking off the, you know the high end abusers. But not to this extent on a regular basis and you know I would expect that every year we’ll take a good hard look at it.
But on a, you know the rest of the year we’ll be looking at primarily on a regular monthly basis pulling out the, you know the one offs that are abusers. But we don’t look at this as a quarterly number that you know you should extract.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

The other thing that Bruce pointed out is that we haven’t changed our guidance as a result of this so we don’t, you know obviously don’t expect this to impact our at least 90,000 that adds for the quarter, or for the year, excuse me.
In terms of prepaid being light, you know I look at prepaid a couple ways Ric. Number one, our prepaid gross adds were up 30 percent year over year for the quarter that while you says it’s typically strong for us, the first quarter is generally seasonally softer.
Our prepaid base grew from January of last year to January of this year by 82 percent, albeit a small number. The absolute numbers grew by 82 percent and with churn rate relatively flat year over year, you know you’re taking that churn rate on a much larger base, almost a double base.
So you know the combination of a seasonally slower quarter for us combined with the, you know, rising customer base and the churn rate applied gave us that yield. And you know going forward obviously the first quarter for us is typically the, you know lightest in terms of the, of seasonality.
We don’t look at it as a light quarter in terms of ((inaudible)) we were happy that the prepaid growth sales were up 30 percent year over year. And in terms of the reseller, yes, we ((inaudible)) mentioned in my comments ((inaudible)) should begin selling ((inaudible)) handsets sometime next week.
Male: OK. And then from a kind of a strategic standpoint with the 700 auctions coming up can you update us on just kind of what your thoughts are as far as what the impact or interest on your side might be?
Male: Well, we’ve said all along that certainly we’ll pay very close attention to what you know others are doing primarily AT&T and T-mobile in how they may participate and if they do there’s a chance that we could as well.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Now, obviously the, I guess the rules around the auction have you know obviously have to change and I suspect that they will and it would look more like and (AWS) auction so that there could be opportunistic you know I guess options available to us.
But we will be paying very close attention to what AT&T and T-mobile do and then decide from there.
Male: Final question is on guidance. You mentioned that you’re reiterating all your (‘07) numbers that were previously provided. How often do you guys review your guidance and should we think of any typical time frame if there was an update to come?
Male: ((inaudible)) we constantly look at our earnings and look at what our projections are and any time that we feel that there’s a material change in our guidance we will make that change. So there’s not a typical time period. I think last year we made a couple small tweaks in the first quarter and then updated more extensively in the second quarter.
But we’ll continue to look at how trends are going and how it might affect our outlook.
Male: OK. Great. Good luck guys.
Male: Thank you.
Operator: And we’ll take our next question from Phil Cusick with Bear Stearns.
Phil Cusick: Hi guys, can you hear me?
Male: Yes.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Male: Yes.
Phil Cusick: Great. Thanks for your time. I wonder if we could start with talking about ((inaudible)) gross ads which seem to be growing pretty strong year to year. How does that keep going up? Is there more distribution channels coming online do you think it’s a wider variety of plans? What should I be thinking about there?
Male: Well, I think if you go back to some of the comments that I closed with and you look at our you know the way that we’re executing on our plan today the fact that we’ve got very strong distribution in place today that our rate plans are continuing to do what we expect them to do and drive more traffic to our stores and as a result we’re putting more folks into the post-paid bucket with good value.
And so, I look at this as a continuation of the of the you know execution of you know our current strategy. On top of that, if you look at our markets as I said you know we are in what we believe are favorable markets and positions in our markets with you know typically fewer competitors and under-penetrated as a market as a whole.
So, we look at all of those factors and you know as we improve our network performance as we improve all of the customer touch point processes that we have, we continue to build an increased loyalty and an increased satisfaction level with our customer base.
So you know we see growth from that. So I look at all of those factors as being very positive on our ability to continue to grow our base.
Phil Cusick: And on the churn side, you mentioned you think it could come down. It’s sort of been trending post paid has been trending toward what we’ve been seeing as ((inaudible)) for a while

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

in high ones. Could that come down as far as like the mid-ones or even the low ones over time or is it just too aggressive?
Male: Well, we would hazard a number out there, but I’ll tell you that we are very intently focused on all of things that contribute to lowerture. As I mentioned, you know, we examined on a regular basis all of the processes that we have in place to drive customer satisfaction. We look at the network and constantly are striving to improve that.
An example of that is our network fast track initiative where we’re trying to pull in the majority of bill, a high percentage of our bill early in the year to continue to, you know, deliver high quality network services to our customers.
So it’s all of those factors that yield a number, we’re just continually focused on continuing those processes, so where it can go, hard to say Phil, but I just know that we’re focused on continuing to perform at the highest level. Improve customer satisfaction and of course founding loyalty to us and continue to push that as low as we can.
Phil Cusick: Last one and I’ll get off. Thoughts on the ECT joint board recommendation. How should we be looking at this over the next couple of years?
Male: Well...
Phil Cusick: ... the right way to look at is, is that it comes down over time, you thinking ((inaudible)) for awhile?
Male: Well, that is so much hair on the dog so to speak, things that still remain to be clarified that it is tough for us to sit here and tell you how this might play out and how it might impact us. But I will tell you that obviously they recommend the decision, there seems to be a lot of dissent among the

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

commissioners over this approach to controlling the funding, while at the same time encouraging deployment of telecom services to world markets.
Who know how congress may play in this. You know, we are in the process of analyzing a number of scenarios to estimate how this recommended decision might affect the reimbursements.
Again, there are so many variables, it would be, you know, probably not real responsible for us to comment on that other than we’ve done enough, you know, to look at how it would potentially impact us in the current calendar year and it would not change our guidance for 2007 and ((inaudible)) a lot to be decided. A lot left to be clarified and as we get more of that clarification we certainly can provide a little bit more clarity on how it may impact us.
Phil Cusick: If I can squeeze one more in, I’ll make it an easy one. What’s data has a percentage of roaming revenues. It seems like that rate is really holding up and got to assume that data is a big part that.
Male: Data continues to grow as part of our growing revenue channel. Last time we spoke, we has mentioned that it was under 10 percent of our total and it’s still running under 10 percent, but it is growing.
Phil Cusick: OK. Good. Thanks a lot guys.
Operator: And we’ll take our next question from David Sharret with Lehman Brothers.
David Sharret: Morning guys.
Male: Morning David.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

David Sharret: ...in terms of the data ((inaudible)) impressive growth there the last couple of quarters, just about sixty to seventy-five cents per quarter improvement in data...
We’re just wondering if you can comment if that’s a good run rate to continue expecting in upcoming quarters? And maybe just some more details, I think you had motioned some new products you were recently launched or going to be launching soon.
Maybe just touch on those and how that may impact that growth rate and data RPU and then on the voice RPU side, it seems like that’s relatively firm, I mean if you can just confirm that you’re seeing that as well so basically as we think about your comments about RPU improvement over the year, it basically should be a proxy for what data RPU growth you see.
Male: Yes, David, let’s start on the data RPU, you know, suffice it to say that there is still a large percentage of our data RPU that’s driven from SMS and, you know ((inaudible)) revenues, so we’re beginning to make progress on other items, ring tones, games, graphics, ((inaudible)) codes, et cetera, which is beginning to contribute meaningful percentage of our Data RPU.
Our Blackberry data revenues is, we still feel, is relatively level in that the Pearl introduction is really been met with a lot of enthusiasm both internally and through our customer base, so we think that can help.
We have, in the terms of the new data product, we’ll be launching ring back tones sometime in the third quarter and we’re also creating what’s called a new store front in our web access process. So, you know, that should also improve, it will deliver more content in primarily in the area of games and graphics and make our search capabilities much more efficient for people.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Today, it’s a tad bit cumbersome and, you know, this new store front coming also in the third quarter time frame should help us immensely. So we look at the data as having, you know, additional opportunities that we’ve set up all along that, while we lag, you know, a number of the larger carriers in terms of the absolute data RPU, our progression is solid and we don’t see any impediments that would cause us not to be able to reach some of those levels as well.
So from a data RPU, those are the current status if what’s driving the data RPU. Some of the, you know, a couple of the products that we will be introducing in the, you know, third quarter, and where we think it could go trajectory wise.
In terms of voice RPU, you’re right, it’s been relatively stable and in fact, I think, from first quarter of last year to first quarter of this year, it actually grew a bit. So we’ve seen a very, you know, we classify a very rational marketplace, from a competitive stand point, our voice RPU has been pretty constant over the last four or five quarters.
So where it goes from there, you know, I’m not sure but it certainly, as long as the competitive environment stays as rational as it is, we see no indication otherwise, you know, we think that our overall RPU could see some additional growth.
David Sharret: That’s helpful. And if I could ask on you question, or your comment before, about EBITDA margin improvement. If you could maybe just specify maybe some of the key drivers on the cost side or actions you’re taking there, where we should see that in terms of maybe CCP or CPJ, where you think those opportunities are for margin improvement or maybe it’s just in terms of scale on the sub-growth you’re seeing.
Bruce Knooihuizen: David, this is Bruce; on the expense side, there are a number of initiatives that will affect margin. Obviously, I think you mentioned the biggest one, and that’s a scale. And that

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

scale both in terms of us increasing our subscriber base from beginning of last year through this and hopefully on into the future.
Secondly, as we add cell sites and other things to our network each year, each year from a percentage stand point, becomes a smaller percent of the total and so the incremental increase in some of the recurring costs on those things is a little bit lower.
We have a lot of opportunities. We had mentioned, for instance in the first quarter, we have lower toll rates that we negotiated. There are other opportunities for us to get lower rates again as our volume increases. We talked a little bit about how, as we’ve transitioned from GSM to—or from GDMA to GSM, that we periodically take some of the GDMA costs out of the process.
So that helps us. When you look at areas like GNA, a big part of our GNA for instance, is customer service and customer care. Steve mentioned how we look at all the processes and try to make improvement on the processes.
Making those improvements not only make the experience from the customer better, but also it turns out it reduces your cost as well. As we streamline the processes, as we increase the customer satisfaction, and find we don’t need as much in some areas, to support our customers, that all helps our margins, so all those factors will get us to the kinds of margins that Steve talked about.
David Sharret: What percentage of your base was on unlimited plan that ((inaudible))?
Male: It’s below 15 percent. It would be 12 to 14 percent range. [Note: the answer to the question refers to statewide unlimited plans.]
David Sharret: OK. Great, thanks guys.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Operator: And we’ll go next to Pat Dyson with Credit Suisse.
Pat Dyson: Thanks, good morning. I guess just to follow up a little bit on David’s previous question about the margins; your GNA for the quarter came in at a relatively low level, as a percentage of revenue at around 14 and a half percent.
I guess, Bruce, is that a reasonable jumping off point to think about the balance of the year?
Bruce Knooihuizen: As a percent of revenue?
Pat Dyson: Yes.
Bruce Knooihuizen: When I look at GNA, most of the cost that we have associated with GNA that would cause it to grow ((inaudible)) variable type things, like billing cost, but as you’d expect revenue to—if those increase, we’d expect revenue to increase as well.
And so we don’t really see—I don’t see a lot of other non-customer, non-variable type cost occurring through the rest of the year. Bad debt, in the first quarter and certainly the second quarter, usually are some of the best quarters in bad debt but I don’t really see those increasing significantly.
So I guess that’s a long winded way of saying that it’s probably a reasonable assumption because I don’t see a lot of unique items to cause that cost item to go up.
Pat Dyson: OK. And then two other relatively quick ones, can I get the breakdown of roaming minutes between DCS and (AM Cell) and then Bruce, I’ll give you give you the softball on the balance sheet as far as what your thoughts are in refinancing the remaining (AM Cell) notes that you didn’t take out previously.

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DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Bruce Knooihuizen: Well, in terms of the split of our roaming minutes between the two and—
Male: 367
Bruce Knooihuizen: 367 million were in Dobson Cellular and the balance were in American. And in terms of our plans on our, not only on our sub—amount of the ten percent notes but any of our balance sheet, you know, it’s going to be consistent with what we said before, look at a lot of our opportunities where we can spend our cash which could include acquisition it could include paying down debt.
We look at all those and try to balance you know what brings the biggest shareholder value to us. And we’ll continue looking at that and when we’ve got something specific we’ll certainly announce it.
Male: OK. Great. Thank you.
Operator: And we’ll go next to Ana Goshko with Bank of America Securities.
Ana Goshko: Hi. Thanks very much. I know you’re reluctant to put a pinpoint a number on the churn outlook side. I’ll give it another try.
On — If I back out the intentional disconnects from this quarter I get a post-paid churn of about 1.6 percent and just want to make sure that’s sort of — is that a baseline that I can kind of hang my hat on going forward and any improvement you know barring anymore kind of blips and disconnects and which are intentional -any improvements should be off that baseline of the 1.6 percent.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

And then my second question is on the reseller kind of momentum going forward this year, I know you don’t want to also breakout you know exactly what you’re you know gross in that guidance is by segment, but how should we think about with (Trac-Phone) launching these (GSM) phones do you expect to see a spike on the launch or is that going to be more of a gradual build in terms of the (gross adds) over the year?
Male: Well, let me address the second question first. In terms of how the impact of (Trac-Phone) may be felt on us, we’ve always said it’s a second half we believe it to be a more of a second half impact and that you know as they launch I think it will be more of a gradual build-in than a big spike up front.
In terms of the churn, you’re right, (it’d) good to take another run at it but we don’t you know we’ll break out over how far we think that can go but I would again just go back to all the things that we focus on, on a daily basis to help our customers have a better experience with us and as a result stay with us longer.
So I think you’re map gets you ((inaudible)) tell you the 1.6 I mean we’re closer to 1.7 in terms of what that adjusted number would be and again, we’re very focused on delivering the highest level of service to our customers and creating a you know an environment and a reputation as a terrific service provider so people will come to us and stick with us and where it can go?
You know we’ll continue to push on it and see where it takes us. But you know, we’re pleased with the progress and we’re focused on you know on continuing the processes that got us there and see what we can do.
Ana Goshko: OK, if I can follow up with two things; just on the (Trac-Phone) or the reseller question again. As you set your guidance for the year on your additions is that fair to assume that in that

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DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

second half of the year you were assuming that you would sort of get to kind of the old steady state kind of quarterly additions.
And before you had kind of a ((inaudible)) last year, you were a, you know, generally adding about 20,000 plus gross (adds) per quarter.
Do you expect to sort of get back to that former pace and then finally I just you know I couldn’t figure out free cash flow for the quarter from the press release and I apologize if you mentioned it I missed it, but I just wanted to see how you’re tracking on free cash flow for the quarter versus your guidance of 90 million for the year.
Male: With respect to the guidance and potentially (Trac-Phones) ((inaudible)) we have said earlier we reiterate our guidance is at least 90,000 in (adds) and again you know ours is you know we look at our business as seasonal you know we’ll (sob through) the first quarter, building in the second quarter, third quarter is typically very much kind of the high point of the year in many respects and fourth quarter is strong as well.
So, the virtue of our (seasonality) is we would expect we don’t see any reason to think that that (seasonality) would change at all this year. So ((inaudible)) ...
Male: Yes it is.
Male: ... I think that you know whether we get back to what you said (is) 20,000 we have seen the last four quarters five quarters you know in the 14, 15, 18 range so you know again, where it goes I’m not certain with respect to (Trac-Phone) other than know that they’re very focused on the launch and getting those (GSM) handsets into their locations.
So, we’ll see how that plays out. In terms of the free cash flow, I’ll let Bruce address that ...

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Bruce Knooihuizen: Yes. On free cash flow the first quarter came in right where we expected and so we’re on track. The cash portion of our cap actually was a little bit lighter but that’s just a timing difference in the first quarter versus the rest of the year. But generally we feel very confident with our guidance.
Ana Goshko: I’m sorry, what was the number for the quarter?
Bruce Knooihuizen: Well, we didn’t really give a number but we did 116 million of ((inaudible)) we did about 36 million of (cap backs) and we’ve got about 57 million of interest costs.
Ana Goshko: OK. OK, thank you very much.
Male: Thank you.
Operator: And we’ll take our next question from Thomas Lee with JP Morgan.
Thomas Lee: Hi guys, thanks. I’m just going to ask one question. I’m really curious about your customer optimization process because you know I think it makes a lot of sense to make sure you don’t have customers that are causing you guys to lose money. So ((inaudible)) you’re not chasing market share at all but my question is really how do you identify these customers?
You know I know that off-net or incorrect roaming is about 14 percent of total minutes so is it some sort of standard deviation away from that level that causes you to re-think these customers and how are they reacting to like when you call them are they saying like you know, I didn’t see it on my contract and you know they’re getting upset or are these are you basically going back to them and saying hey, we’re not disconnecting you but from now on we’re going to put you on a

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DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

$500 plan you know and that’s what you’re doing or are you just finding some way to just kind of cancel their service so, thanks. One question though.
Male: Several parts.
Male: ((Inaudible)) answer the first part of that one question. How do we go about looking at customers and determining which ones are unprofitable and we take this down to a customer level basis.
You can’t do it any other way but by individual customer basis. And the biggest variable cost in the customer is their off-network and we look at the amount of minutes that they’re using over a rolling time period and look at that trend and if it’s a trend that causes their minutes to be excessive and the net revenue to be negative they are a strong candidate for us to disconnect from our plans.
Now the reaction Steve ...
Steve Dussek: Yes. We do a couple things up front, Tom. As Bruce said, we look at it as a pin on an account level. And we make sure that there’s one unit within an account with multiple units that are very profitable. We obviously treat that differently than we would one op user.
But we all, on all cases we try to move them to another plan. Explain the situation, explain our contractual, the things that are contractually allow us to do this. And then if they won’t move or they go to another plan we politely tell them thank you for their business and as of this date we will not be providing service to you any longer.
So the overall reaction is typically of the real heavy users is, I wouldn’t say that they jump up and down and say thanks for calling, but in many cases we are able to move to them to other plans. But that’s how we go about it and you hit the nail on the head.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Our first priority is that we have profitable customers in the customer base and so that’s how we go about it, that’s kind of the reaction we’ve seen and that’s it.
Thomas Lee: Well (Greg), I thank you and congratulation on not chasing market share, but your thinking profitable business model.
(Greg): Thanks Tom.
Operator: And we’ll go next to Michael Nelson with the Standard Group.
Michael Nelson: Yes, thank you. I have a follow up question on USF subsidies. In light of the joint Board recommendation to cap subsidies at the State level. Are you aware of other carriers seeking ETC status in any of the states that you’re currently receiving subsidies? Thanks.
(Greg): I think there are others in Alaska and in Oklahoma, and other that we’re not aware of any.
Michael Nelson: Thanks.
(Greg): You’re welcome, Mike.
Operator: And we’ll take our next question from David Janzzo with Merrill Lynch.
David Janzzo: Good morning.
(Greg): Good morning.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

David Janzzo: Bruce I’ll try another one on the margin topics, thanks for walking through all that. In light of the incremental margin discussion and looking at the ARPU trends, how does it square with your guidance, the at least $485 million in EBITDA for the year? Are there some other pressures that are going to come on through the year?
Bruce Knooihuizen: Well, I’ll know I guess at the end of the year if there were other pressures. But from our business standpoint, I think the first, that this is the first quarter we’ve seen directionally things going where we want them to go in the first quarter. Certainly from a cost standpoint, we talked about how the vast majority of cell sites will come in the first and second quarter.
And we don’t anticipate anything beyond that. And so I think that our discussion squares right in the middle of our guidance. That we think that we will do at least $485 million of EBITDA this year and I think that’s still a solid statement, that we’ll do at least $485 million.
David Janzzo: OK. Thanks.
Operator: And we’ll go next to Kevin Roe with (Rowe) Equity Research.
Kevin Roe: Thanks, good morning. I’d first like to extend my sympathy to Richard Sewell’s family and the whole Dobson team for Richard’s loss.
Bruce Knooihuizen: Thanks Kevin.
Kevin Roe: A couple quick question. Bruce on cell sites, what’s your anticipation for cell site builds this quarter versus first quarter? And do you think that will move the needle much on cost of services as a percent of service revenue?

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

And on the voice ARPU side, were there any new fees instituted this previous quarter in Q1 or any price increases that may have moved the needle on voice ARPU at all? Thanks.
Bruce Knooihuizen: On the cell site standpoint, we’ll probably do close to 120 more cell sites in the second quarter. Certainly that will have an increased cost associated with those cell sites. But
Kevin Roe: And what was it in Q1.
Male: 92
Bruce Knooihuizen: 92 Kevin.
Male: 92
Kevin Roe: OK, and the voice ARPU side?
Bruce Knooihuizen: Did we increase any fees?
Kevin Roe: Yes, were there any fees instituted or material price increases in your voice plan? Just to see if there’s anything material that’s new in the quarter that may have moved voice ARPU at all?
Bruce Knooihuizen: We really haven’t changed much. We always make tweaks, we made some tweaks to late fees, increased that a little bit. But generally no, most of the strength we’re seeing in voice is coming from the types of plans we’re selling on GSM.
Kevin Roe: Terrific, great quarter everyone.
Bruce Knooihuizen: Thank you.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

Operator: And we’ll go next to George Mueller with Barclay’s
George Mueller: Hi guys. My question’s been answered already, thanks.
Bruce Knooihuizen: Thank you.
Operator: And we’ll go next to Todd Retemeier with Soleil Securities.
Todd Retemeier: Thanks, just a follow up on Tom Lee’s question from earlier. You said that a lot of customers you ask them to go to another plan and I guess the 4300 are the ones that refused to go to another plan. So how many did move? How many did you approach to begin with?
Bruce Knooihuizen: The majority of them have decided to leave our company. It’s probably close to 90 percent of those we ask to move ended up leaving.
Todd Retemeier: OK. So maybe I misheard that earlier then. So 90 percent of the customers you approach do leave and go to a different company then.
Bruce Knooihuizen: Yes, in this case they did leave us.
Todd Reitemeier: OK. Thanks.
Operator: And with no further questions left in the queue, I’d like to turn the conference back to your presenters for any additional or closing remarks.
Steve Dussek: Well just again we were very excited about the performance that our teams turned in the first quarter, we’re excited about the year, we feel very good about the, all the pieces we’ve put in

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
05-08-07/9:00 a.m. CT
Confirmation # 8343773

place over the past to get us to this point and we look forward to the future and to getting back to you reporting our continued progress.
And thanks again for your confidence in our Company. Thank you.
Operator: This does conclude today’s conference. We thank everyone for their participation. You may disconnect your lines at any time.
END